Exhibit 10.24

AIRBNB, INC.

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Adopted on November 18, 2020

The Board of Directors (the “Board”) of Airbnb, Inc. (the “Company”) has approved the following Amended and Restated Non-Employee Director Compensation Policy (“Policy”), which amends and restates the policy previously approved on November 13, 2018, to provide all non-employee members of the Board compensation for their service on the Board. This Policy shall be effective as of the date the Company’s registration statement relating to the initial public offering of its Common Stock becomes effective. The Board may amend this Policy from time to time at its discretion.

I.

Eligibility: Only those members of the Board who constitute Non-Employee Directors are eligible to receive compensation under this Policy. For purposes of this Policy, “Non- Employee Director” means any member of the Board who is not an employee of the Company or any of its subsidiaries. A director who is an employee of the Company or any of its subsidiaries is not entitled to compensation on account of such director’s service on the Board. In addition, no compensation shall be paid to any member of the Board on account of such director’s service as a director of a subsidiary of the Company.

II.	Equity Compensation

a.

Initial RSU Award. In the event a Non-Employee Director is appointed to the Board on a date other than May 25 such Non- Employee Director shall automatically be granted an initial award of Restricted Stock Units (“RSUs”) under the Company’s 2020 Incentive Award Plan or its successor (the “Plan”) covering a number of shares (rounded down to the nearest whole number) of the Company’s Class A Common Stock equal to (i) the sum of (A) $300,000 multiplied by the fraction (rounded to four decimal places) obtained by dividing (1) the number of days from (and including) the date such Non-Employee Director is appointed to the Board until the one-year anniversary of the date of the then-most recent May 25th (including the 24th as a day in the calculation, but not the 25th) by (2) 365 (irrespective of whether it is a leap year) plus (B) the Initial RSU Election Amount (as defined below), if any, divided by (ii) the Fair Market Value (as defined in the Plan) of a share of Company Class A Common Stock as of the date of grant (the “Initial RSU Award”). Each Initial RSU Award shall vest in full on the May 25 following the date of grant, subject to the Non-Employee Director’s continued service on the Board through the date of vesting.

b.

Annual RSU Award. On each May 25, each Non-Employee Director shall automatically be granted an annual award of RSUs under the Plan covering a number of shares (rounded down to the nearest whole number) of the Company’s Class A Common Stock equal to (i) the sum of (A) $300,000 plus (B) the Annual RSU Election Amount (as defined below), divided by (ii) the Fair Market Value of a share of Company Class A Common Stock as of the date of grant (the “Annual RSU Award”). Each Annual RSU Award shall vest in full on the first anniversary of the date of grant, subject to the Non-Employee Director’s continued service on the Board through the date of vesting.

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Airbnb, Inc.

Non-Employee Director Compensation Policy

c.

Form of Agreement. All grants of RSUs shall be made pursuant to the Plan and governed by an individual award agreement to be entered into between the Company and the Non-Employee Director in substantially the form previously approved by the Board. The descriptions of these grants set forth above are qualified in their entirety by reference to the Plan and the applicable award agreement issued thereunder.

d.

Change in Control. Immediately prior to the closing of a Change in Control (as defined in the Plan), the vesting of all Initial RSU Awards, Annual RSU Awards and other equity awards, including any stock options, held by each Non-Employee Director shall accelerate in full.

III.	Cash Compensation

Cash compensation payable to each Non-Employee Director shall consist of an annual fee of $50,000 for each Non-Employee Director, which shall be paid in quarterly installments as soon as practicable after the conclusion of each fiscal quarter of the Company.

Cash compensation payable to each Non-Employee Director shall also consist of additional annual fees for each Non-Employee Director’s service as a chair or member of a Board committee, as Chairman of the Board or as Lead Independent Director, as follows, and shall be paid once per year as soon as practicable after the conclusion of each fiscal year of the Company:

Audit Committee Chair	$40,000
Compensation Committee Chair	$37,500
Nominating and Corporate Governance Committee Chair	$30,000
Stakeholder Committee Chair	$37,500
Audit Committee Member	$15,000
Compensation Committee Member	$12,500
Nominating and Corporate Governance Committee Member	$10,000
Stakeholder Committee Member	$12,500
Lead Independent Director	$25,000
Chairman of the Board	$50,000

For the avoidance of doubt, a Non-Employee Director serving as the chair of a committee shall only receive the chair fee for such committee and shall not be entitled to receive a member fee. Notwithstanding anything in this Policy to the contrary, in the event a Non-Employee Director assumes or vacates a position on the Board or one of its committees during a quarter or year, as applicable, such Non-Employee Director shall be entitled to a prorated portion of the cash compensation for such position for that quarter or year, as applicable, based on the percentage of days in that quarter or year during which such Non-Employee Director served in the position for which the cash compensation is payable under this Policy.

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Airbnb, Inc.

Non-Employee Director Compensation Policy

IV.	RSU Election in Lieu of Cash Fees

In lieu of receiving cash compensation as provided herein, a Non-Employee Director may elect (a “Fee Election”) to receive his or her annual cash fees under Section III in the form of RSUs (“Fee Election RSUs”). Any such Fee Election must be made (i) in connection with a Non-Employee Director’s initial appointment to the Board, within 30 days prior to his or her initial appointment to the Board (and will be irrevocable through May 25 of the calendar year following the calendar year in which the Non-Employee Director is appointed) and (ii) in connection with an election made after a Non-Employee Director’s initial appointment to the Board, not later than the end of the calendar year prior to the calendar year in which the compensation for which such election is being made would otherwise be payable (and will be irrevocable for the one year period commencing on May 25 of the next calendar year). For the purposes of this Policy, (a) the “Initial RSU Election Amount” shall mean the amount of cash fees otherwise expected to be paid to the Non-Employee Director through the May 25 following the date of appointment based on the committee assignments in effect as of the date of appointment, and (b) the “Annual RSU Election Amount” shall mean the sum of the cash fees that otherwise would have been paid to the Non-Employee Director during the one year period commencing on May 25 of the calendar year following the calendar year the election is made based on the committee assignments in effect during such calendar year. Once an election is made to receive Fee Election RSUs in lieu of cash fees, such election shall remain in effect until revoked in writing. Any revocation shall only become effective on May 25 of the calendar year following the calendar year in which the notice of revocation is provided to the Company.

V.	Expenses

The reasonable expenses incurred by Non-Employee Directors in connection with attendance at Board or committee meetings will be reimbursed within a reasonable amount of time following submission by the Non-Employee Director of reasonable written substantiation for the expenses.

VI.	No Right to Continued Service

Neither this Policy nor any compensation paid hereunder will confer on any Non-Employee Director the right to continue to serve as a member of the Board or to continue providing services to the Company in any other capacity.

VII.	Capitalized Terms

Capitalized terms used but not defined in this Policy have the meanings ascribed to them in the Plan.

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Airbnb, Inc.

Non-Employee Director Compensation Policy